Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
STAAR Surgical Company
Monrovia, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-111154, No. 333-60241 and No. 333-167595 and Forms S-3 No. 333-148902, No. 333-143131, No. 333-124022, No. 333-116901, No. 333-106989 and No. 333-159293 of STAAR Surgical Company of our reports dated March 2, 2011, relating to the consolidated financial statements and the effectiveness of STAAR Surgical Company’s internal control over financial reporting which appear in this Form 10-K.  We also consent to the incorporation by reference of our report dated March 2, 2011 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

Los Angeles, California
March 2, 2011